Exhibit 99.1

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

Sharps Compliance Acquires Citiwaste, LLC; Route-Based Medical Waste Solution Provider in the Northeast

- Complements Recent Pennsylvania-based Acquisitions and Northeast Treatment Facility
- Expands Coverage to New York, New Jersey, Massachusetts and Connecticut
- Significantly Expands Customer Base in Core Healthcare, Professional and Assisted Living/Long Term Care Markets

HOUSTON, Texas, July 6, 2016 – Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today announced the acquisition of Citiwaste, LLC, located in Brooklyn, NY.  Citiwaste is a full service, route-based provider of medical, pharmaceutical and hazardous waste solutions to over 5,500 customer locations in New York, New Jersey, Connecticut and Massachusetts.

Citiwaste has annual revenue of approximately $3 million, serving small to medium size waste generators primarily in the healthcare, professional, and assisted living/long-term care markets.  Revenue at Citiwaste has grown by approximately 30% - 40% annually over the past 4 years.

The purchase price consists of $7 million in cash and 456,760 shares of Sharps Compliance unregistered stock for a total consideration of $9 million.

David P. Tusa, President and Chief Executive Officer of Sharps, commented, “We are very excited to expand our Northeast route-based business operations with the acquisition of the highly-respected and well run Citiwaste organization. With this acquisition, Sharps becomes a leading provider of route-based services in the Northeast serving a ten (10) contiguous state region and increasing our Northeast customer base from approximately 1,800 to over 7,400, with locations in attractive and densely populated areas. Furthermore, the acquired customer base comprises many disciplines of healthcare professionals, healthcare facilities and assisted living/long-term care providers which is well aligned with our core capabilities and our largest growth market opportunities.  In addition to expanding the reach of our pick-up service capabilities, the acquisition also enables us to efficiently leverage our existing route-based business infrastructure as well as our Northeast-based treatment facility which is expected to be operational in August 2016. The Citiwaste acquisition, when combined with our two previous Northeast-based acquisitions, our route-based operations in Texas and Louisiana and the pending treatment facility in the Northeast, provides Sharps with the operations and infrastructure to service areas which encompass about 100 million people or 31% of the U.S.A. population.

Mr. Tusa concluded, “The growth of our Company through the acquisition of route-based businesses is an important component of our strategic growth plans which also include organic growth in all key markets from the sale of our mailback solutions and the launching of new products and services designed to increase efficiencies and save money in healthcare such as the MedSafe and the TakeAway Recycle System.”

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company’s flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a ten (10) state region of the Northeast portion of the United States as well as Texas and Louisiana.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.  The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:

Diana P. Diaz	John Nesbett/Jennifer Belodeau
Sharps Compliance Corp.	Institutional Marketing Services (IMS)
Vice President and Chief Financial Officer	Phone: (203) 972-9200
Phone: (713) 660-3547	Email: jnesbett@institutionalms.com
Email: ddiaz@sharpsinc.com